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                                  EXHIBIT 6.23

                 AGREEMENT FOR RETIREMENT OF KCD HOLDINGS OPTION
          SHARES, DATED SEPTEMBER 12, 1996, BY AND BETWEEN THE COMPANY
                          AND DENISE VAN DAALEN WETTERS

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                               September 12, 1996

Ms. Denise van Daalen Wetters
2835 Townsgate Road, Suite 110
Westlake Village, CA 91361

    Re:      Retirement of KCD Holdings ("KCD") Option Shares

Dear Denise:

    In connection with your agreement to tender to KCD for retirement the 100,000 shares of KCD common stock issued to you upon exercise of "Option 1" and "Option 2" under paragraph 4.1.1 of your Employment Agreement with KCD dated August 15, 1995, KCD has agreed to extend the Option 1 exercise period through and including the expiration of the Option 2 exercise period set forth in paragraph 4.1.1 of your Employment Agreement.

    If you are in agreement with the foregoing, please act to countersign this letter where indicated hereinbelow and return same to KCD.

                                             Sincerely,

                                             KCD HOLDINGS INCORPORATED



                                             Wellington Ewen, President

AGREED AND ACCEPTED:


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Denise van Daalen Wetters